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Exhibit 10.1

Employment Agreement of ROSS B. BRICKER

        This Employment Agreement (the "Agreement") is effective as of April 11, 2005 (the "Effective Date"), by and between SPX Corporation (the "Company"), and Ross B. Bricker (the "Executive").

        WHEREAS, the Company desires to employ the Executive as its Senior Vice President, Secretary and General Counsel; and

        WHEREAS, the Company and the Executive have reached agreement concerning the terms and conditions of his employment and wish to formalize that agreement;

        NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

        1.    Employment.    The Company employs the Executive and the Executive hereby accepts employment with the Company as Senior Vice President, Secretary and General Counsel. During the Employment Term (as hereinafter defined), the Executive will have the title, status and duties of Senior Vice President, Secretary and General Counsel and will report directly to the Company's Chief Executive Officer. The Executive's principal business office shall be at the Company's principal business office located in Charlotte, North Carolina, and Executive's principal family residence shall be located within 50 miles of the Company's principal business office for the duration of the Employment Term. If domiciled elsewhere on the date of Executive's execution of this Agreement, Executive shall relocate his principal family residence to the area specified in this Paragraph. Executive's failure to complete such relocation on or before December 31, 2005 shall render this Agreement null and void.

        2.    Term of Employment.    The term of employment ("Employment Term") will commence on the Effective Date, and will continue thereafter until two (2) years from the Effective Date and will be automatically extended for subsequent one (1) day periods for each day of the Employment Term that passes after the Effective Date, unless sooner terminated by either party in accordance with the provisions of this Agreement. The intent of the foregoing provision is that the Agreement becomes "evergreen" on the Effective Date so that on each passing day after the Effective Date the Employment Term automatically extends to a full two-year period.

        3.    Duties.    During the Employment Term:

          (a)   The Executive will perform duties assigned by the Company's Chief Executive Officer, or the Company's Board of Directors (the "Board"), from time to time; provided that the Executive shall not be assigned tasks inconsistent with those of Senior Vice President, Secretary and General Counsel.

          (b)   The Executive will devote his full time and best efforts, talents, knowledge and experience to serving as the Senior Vice President, Secretary and General Counsel. However, the Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any material way with the business of the Company; provided that, the Executive cannot serve on the board of directors of more than one publicly-traded company without the Board's written consent. The time involved in such activities shall not be treated as vacation time. The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

          (c)   The Executive will perform his duties diligently and competently and shall act in conformity with the Company's written and oral policies and within the limits, budgets and business plans set by the Company. The Executive will at all times during the Employment Term strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of executives of the Company. Except as provided in (b) above, the Executive shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of his duties hereunder in any material way.

        4.    Compensation and Benefits.    During the Executive's employment hereunder, the Company shall provide to the Executive, and the Executive shall accept from the Company as full compensation for the Executive's services hereunder, compensation and benefits as follows:

          (a)    Base Salary.    The Company shall pay the Executive at an annual base salary ("Base Salary") of five hundred thousand dollars ($500,000). The Board, or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review the Executive's performance and Base Salary annually in January of each year, and determine whether to adjust the Executive's Base Salary on a prospective basis. The first review shall be in January 2006. Such adjusted annual salary then shall become the Executive's "Base Salary" for purposes of this Agreement. The Executive's annual Base Salary shall not be reduced after any increase, without the Executive's consent. The Company shall pay the Executive's Base Salary according to payroll practices in effect for all senior executive officers of the Company.

          (b)    Incentive Compensation.    The Executive shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers, including, but not limited to, the Executive EVA Compensation Plan ("EVA Plan") and the SPX Corporation Stock Compensation Plan. For the 2005 bonus plan year, the Executive shall be eligible for a target bonus under the Company's EVA Plan equal to 100% of his Base Salary and shall be prorated for the year provided that all performance goals set by the Company are met. The Board (or appropriate Board committee) will determine and communicate to the Executive his annual incentive plan participation for subsequent bonus plan years, no later than March 31 of such bonus plan year.

          (c)    Executive Benefit Plans.    The Executive will be eligible to participate on substantially the same basis as the Company's other senior executive officers in any executive benefit plans offered by the Company including, without limitation, medical, dental, short-term and long-term disability, life, pension, profit sharing and nonqualified deferred compensation arrangements. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.

          (d)    Business Expenses.    The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company's policies and upon Executive's presentation of an itemized written statement and such verification as the Company may require.

          (e)    Perquisites.    The Company will provide the Executive with all perquisites it provides to other senior executive officers. Such perquisites shall not be less than those provided to the Executive on the Effective Date. The Company will also reimburse the Executive for annual income tax return preparation and financial planning up to $20,000 per year.

          (f)    Vacation.    The Executive will be entitled to vacation in accordance with the Company's vacation policy for senior executive officers, but in no event less than 5 weeks per calendar year. Unused vacation shall be carried over for a period not in excess of twelve (12) months.

        5.    Payments on Termination of Employment.

          (a)    Termination of Employment for any Reason.    The following payments will be made upon the Executive's termination of employment for any reason:

      (i)
      Earned but unpaid Base Salary through the date of termination;

      (ii)
      Any annual incentive plan bonus, for which the performance measurement period has ended, but which is unpaid at the time of termination;

      (iii)
      Any accrued but unpaid vacation;

      (iv)
      Any amounts payable under any of the Company's benefit plans in accordance with the terms of those plans, except as may be required under Code Section 401(a)(13); and

      (v)
      Unreimbursed business expenses incurred by the Executive on the Company's behalf.

          (b)    Termination of Employment for Death or Disability.    In addition to the amounts determined under (a) above, if the Executive's termination of employment occurs by reason of death or disability, the Executive (or his estate) will receive a pro rata portion of any bonus payable under the Company's annual incentive plan for the year in which such termination occurs determined based on the highest of (i) the actual annual bonus paid for the bonus plan year immediately preceding such termination, or (ii) the target bonus for the bonus plan year in which such termination occurs. The Executive also will receive the Executive's bonus bank amount, if positive, as of the date of such termination. The Executive will be deemed to be disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially all of his usual and customary duties under this Agreement or (ii) the date that a reputable physician selected by the Board, and as to whom the Executive has no reasonable objection, determines in writing that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of the Executive's usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether the Executive is disabled, upon reasonable request therefore by the Board, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. In accordance with Paragraph 10, the Board shall promptly give the Executive written notice of any such determination of the Executive's disability and of any decision of the Board to terminate the Executive's employment by reason thereof. In the event of disability, until the date of termination, the base salary payable to the Executive under Paragraph 4 hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive in accordance with any disability policy or program of the Corporation.

          (c)    Termination by the Company Without Cause, or Voluntary Termination by the Executive for Good Reason.    If the Company terminates the Executive's employment other than for Cause, or the Executive voluntarily terminates his employment for Good Reason, in addition to the benefits payable under (a), the Company will pay the following amounts and provide the following benefits:

      (i)
      The Base Salary and annual bonus that the Company would have paid under the Agreement had the Executive's employment continued to the end of the Employment Term. For this purpose, annual bonus will be determined as the highest of (A) the actual bonus paid for the bonus plan year immediately preceding such termination, or (B) the target bonus for the bonus plan year in which such termination occurs.

      (ii)
      Continued coverage under the Company's medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the Employment Term, at the same cost to the Executive as in effect on the date of the Executive's termination. If the Company determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or, if applicable, through a nonqualified pension or profit sharing plan. To the extent that the Executive's compensation is necessary for determining the amount of any such continued coverage or benefits, such compensation (Base Salary and annual bonus) through the end of the Employment Term shall be at the highest rate in effect during the 12-month period immediately preceding the Executive's termination of employment.

      (iii)
      Executive perquisites on the same basis on which the Executive was receiving such perquisites prior to his employment termination, including: (A) reimbursement for club dues through the end of the Employment Term; and (B) reimbursement of expenses relating to financial planning services, tax return preparation and annual physicals through December 31 of the calendar year that includes the second anniversary of the Executive's employment termination. The Company will bear the cost of such perquisites, at the same level in effect immediately prior to the Executive's employment termination. Perquisites otherwise receivable by the Executive pursuant to this Paragraph shall be reduced to the extent comparable perquisites are actually received by or made available to the Executive without cost during the period following the Executive's employment termination covered by this Paragraph. The Executive shall report to the Company any such perquisites actually received by or made available to the Executive.

      (iv)
      The period through the end of the Employment Term shall continue to count for purposes of determining the Executive's age and service with the Company with respect to eligibility, vesting and the amount of benefits under the Company's benefit plans to the maximum extent permitted by applicable law.

      (v)
      Any outstanding stock options, restricted stock or other equity-based compensation awards shall immediately vest upon such termination date, and any such stock options shall be immediately exercisable at any time prior to the earlier of: (A) two years; or (B) the stock option expiration or other termination date.

      (vi)
      The Executive's bonus bank amount, if positive, as of the date of such termination.

      (vii)
      Outplacement services, as elected by the Executive (and with a firm elected by the Executive), not to exceed $50,000 in total.

          (d)    Good Reason.    For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without the Executive's consent (i) assigning duties to the Executive that are inconsistent with those of the position of Senior Vice President, Secretary and General Counsel for similar companies in similar industries (except to the extent the Company promotes the Executive to a higher executive position); (ii) requiring the Executive to report to other than the Company's Chief Executive Officer, or the Company's Board; (iii) the failure of the Company to pay any portion of the Executive's compensation within 10 days of the date such compensation is due; (iv) the Company requires the Executive to relocate his principal business office to a location not within 50 miles of the Company's principal business office located in the Charlotte, North Carolina metropolitan area, or (v) the Company's failure to continue in effect any cash or stock-based incentive or bonus plan, pension plan, welfare benefit plan or other benefit plan, program or arrangement, unless the aggregate value of all such arrangements provided to the Executive after such discontinuance is not materially less than the aggregate value as of the Effective Date (using, for purposes of bonus plan comparisons, the target bonus potential before and after any such discontinuance).

          (e)    Cause.    For purposes of this Agreement, "Cause" shall mean: (i) the Executive's willful and continued failure to substantially perform his duties as an executive of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and which gives the Executive at least 30 days to cure such alleged deficiencies, (ii) the Executive's willful misconduct, which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the Executive's engaging in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of senior executive officers of the Company.

          (f)    Timing of Payments.    All payments described above shall be made in a lump sum cash payment as soon as practicable (but in no event more than 10 days unless prohibited by applicable law or plan documents) following the Executive's termination of employment. If the total amount of annual bonus is not determinable on that date, the Company shall pay the amount of bonus that is determinable and the remainder shall be paid in a lump sum cash payment at the time such bonuses are paid generally.

        6.    Assignment; Successors.    This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company may not assign this Agreement without the Executive's written consent, except that the Company's obligations under this Agreement shall be the binding legal obligations of any successor to the Company by sale, and in the event of any transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will use its best efforts to cause the transferee to assume the obligations of the Company under this Agreement. The Executive may not assign this Agreement during his life. Upon the Executive's death this Agreement will inure to the benefit of the Executive's heirs, legatees and legal representatives of the Executive's estate.

        7.    Interpretation.    The laws of the State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.

        8.    Withholding.    The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

        9.    Amendment or Termination.    This Agreement may be amended at any time by written agreement between the Company and the Executive.

        10.    Notices.    Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

        SPX Corporation
        13515 Ballantyne Corporate Place
        Charlotte, NC 28277
        Attention: President and Chief Executive Officer

The Company may change the person and/or address to whom the Executive must give notice under this Section by giving the Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Executive will be directed to the Executive, or to the Executive's executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive's home address on the records of the Company.

        11.    Severability.    If any provisions(s) of this Agreement shall be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties' mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

        12.    Entire Agreement.    This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof; provided, however, that: (i) the Executive's Change in Control Agreement dated April 11, 2005 shall remain in full force and effect, and payments and benefits provided thereunder shall replace those provided in this Agreement to the extent that such payments or benefits would otherwise clearly be duplicative; and (ii) the Executive's non-compete, non-solicitation, confidentiality or similar restrictive covenants shall remain in full force and effect.

        13.    Consultation With Counsel.    The Executive acknowledges that he has had a full and complete opportunity to consult with counsel of the Executive's own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

        14.    No Waiver.    No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. No modification, amendment or waiver of this Agreement nor consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Chairman of the Company's Board. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

        15.    Effect on Other Obligations.    Payments and benefits herein provided to be paid to the Executive by the Company shall be made without regard to and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company or under any other policy of the Company relating to compensation, or retirement or other benefits. Except as otherwise expressly provided herein, payments or benefits provided the Executive hereunder shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.

        16.    Survival.    All Sections of this Agreement survive beyond the Employment Term except as otherwise specifically stated.

        17.    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

        18.    Counterparts.    The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EXECUTIVE ACCEPTANCE	SPX CORPORATION
/s/ Ross B. Bricker Ross B. Bricker	By:	/s/ Christopher J. Kearney Christopher J. Kearney
	Its:	President and Chief Executive Officer
	Date:	April 11, 2005

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Employment Agreement of ROSS B. BRICKER